Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2024 Results

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Reported Second Quarter 2024 Net Income of $12.4 million, Adjusted EBITDA of $42.6 million and Distributable Cash Flow of $26.1 million compared to Net Income of $14.5 million, Adjusted EBITDA of $42.2 million and Distributable Cash Flow of $30.4 million for the Second Quarter 2023
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Reported Second Quarter 2024 Gross Profit for the Retail Segment of $76.6 million compared to $66.0 million of Gross Profit for the Second Quarter 2023 and Second Quarter 2024 Gross Profit for the Wholesale Segment of $28.1 million compared to $31.7 million of Gross Profit for the Second Quarter 2023
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Leverage, as defined in the CAPL Credit Facility, was 4.39 times as of June 30, 2024, compared to 4.49 times as of March 31, 2024
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The Distribution Coverage Ratio for the trailing twelve months ended June 30, 2024 was 1.32 times compared to 1.68 times for the comparable period of 2023
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter 2024

Allentown, PA August 7, 2024 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2024.

“Our financial results for the second quarter were significantly improved from the first quarter, despite a continued overall soft fuel demand environment,” said Charles Nifong, President and CEO of CrossAmerica. “Our results reflect our continued successful execution of our strategy. We realized strong results in our retail segment, with increases in overall gallons, sales and segment operating income and we converted an additional 43 sites to the retail segment during the quarter. Our distribution coverage ratio for the quarter was solid, materially higher than in the first quarter, and our balance sheet remains strong. Overall, our results demonstrate the stability of our business and that we remain well positioned for future growth.”

Second Quarter Results

Consolidated Results

Key Operating Metrics	Q2 2024	Q2 2023
Net Income	$12.4M	$14.5M
Operating Expenses	$55.8M	$49.8M
Adjusted EBITDA	$42.6M	$42.2M
Distributable Cash Flow	$26.1M	$30.4M
Distribution Coverage Ratio: Current Quarter	1.30x	1.53x
Distribution Coverage Ratio: Trailing 12 Months	1.32x	1.68x

CrossAmerica reported an increase in Adjusted EBITDA and declines in Net Income and Distributable Cash Flow for the second quarter 2024 compared to the second quarter 2023. The slight increase in Adjusted EBITDA year-over-year for the quarter was primarily driven by an increase in the retail segment’s motor fuel and merchandise gross profit, offset by an increase in operating expenses primarily related to the conversion of certain lessee dealer and commission agent sites to company operated sites. The declines in Net Income and Distributable Cash Flow were primarily driven by an increase in interest expense relative to the prior year mainly due to the expiration of certain favorable interest rate hedges that occurred at the start of the quarter.

Retail Segment

Key Operating Metrics	Q2 2024	Q2 2023
Retail segment gross profit	$76.6M	$66.0M

Retail segment motor fuel gallons distributed	143.0M	130.8M
Same store motor fuel gallons distributed	121.0M	123.3M
Retail segment motor fuel gross profit	$39.3M	$35.7M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.373	$0.370

Same store merchandise sales excluding cigarettes*	$53.5M	$52.6M
Merchandise gross profit*	$29.8M	$24.2M
Merchandise gross profit percentage*	28.3%	29.0%

Operating Expenses	$48.6M	$39.9M
Retail Sites (end of period)	589	482

*Includes only company operated retail sites

For the second quarter 2024, the retail segment generated a 16% increase in gross profit compared to the second quarter 2023. The increase for the second quarter 2024 was primarily due to higher motor fuel (+10%) and merchandise (+23%) gross profit.

The retail segment sold 143.0 million of retail fuel gallons during the second quarter 2024, which was an increase of 9% when compared to the second quarter 2023. This volume increase was primarily driven by the conversion of lessee dealer sites to company operated and commission agent sites over the past year and during the quarter, offset by a 2% decline in volume for same store locations.

For the second quarter 2024, CrossAmerica’s merchandise gross profit and other revenue increased 25% when compared to the second quarter 2023. The second quarter increase was primarily driven by an increase in the average company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites. Same store merchandise sales excluding cigarettes increased 2% for the second quarter 2024 when compared to the second quarter 2023. Merchandise gross profit percentage decreased from 29.0% for the second quarter 2023 to 28.3% for the second quarter 2024.

For the second quarter 2024, operating expenses for the retail segment increased 22% primarily driven by a 28% (79 site) increase in the average company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites.

Wholesale Segment

Key Operating Metrics	Q2 2024	Q2 2023
Wholesale segment gross profit	$28.1M	$31.7M
Wholesale motor fuel gallons distributed	192.1M	218.1M
Average wholesale gross margin per gallon	$0.087	$0.082

During the second quarter 2024, CrossAmerica’s wholesale segment gross profit decreased 11% compared to the second quarter 2023. This was driven by a decline in motor fuel and rent gross profit primarily due to the conversion of certain lessee dealer sites to company operated and commission agent sites and a net loss of independent dealer contracts. The motor fuel gross profit decline of 7% was driven by a 12% decrease in wholesale volume distributed, with a substantial portion of the wholesale volume decline attributable to the conversion of wholesale locations to retail locations and the associated volume for these locations is now reflected in CrossAmerica’s retail segment. This was partially offset by an increase of 6% in margin per gallon.

Divestment Activity

During the three months ended June 30, 2024, CrossAmerica sold ten properties for $11.9 million in proceeds, resulting in a net gain of $6.5 million.

Acquisition of Assets from Applegreen

As previously announced, the 59 site transaction with Applegreen closed on a rolling basis by site beginning during the first quarter 2024 and ending in April 2024. Additional details regarding this transaction are available in the CrossAmerica Partners Second Quarter 2024 Form 10-Q.

Liquidity and Capital Resources

As of June 30, 2024, CrossAmerica had $789.5 million outstanding under its CAPL Credit Facility. As of August 2, 2024, after taking into consideration debt covenant restrictions, approximately $116.0 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 4.39 times as of June 30, 2024, compared to 4.49 times as of March 31, 2024. As of June 30, 2024, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On July 23, 2024, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter 2024. As previously announced, the distribution will be paid on August 9, 2024 to all unitholders of record as of August 2, 2024. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on August 8, 2024 at 9:00 a.m. Eastern Time to discuss the second quarter 2024 earnings results. The conference call numbers are 800-717-1738 or 646-307-1865 and the passcode for both is 29269. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods within the same segment. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales) to a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues). Same store merchandise sales for the three and six months ended June 30, 2024 were adjusted to gross it up for the sales that would have been recorded had CrossAmerica not changed models.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$5,490	$4,990
Accounts receivable, net of allowances of $755 and $709, respectively	38,931	31,185
Accounts receivable from related parties	88	437
Inventory	63,583	52,344
Assets held for sale	2,486	400
Current portion of interest rate swap contracts	6,478	9,321
Other current assets	8,499	9,845
Total current assets	125,555	108,522
Property and equipment, net	685,306	705,217
Right-of-use assets, net	142,126	148,317
Intangible assets, net	85,819	95,261
Goodwill	99,409	99,409
Deferred tax assets	818	759
Interest rate swap contracts, less current portion	4,873	687
Other assets	20,767	23,510
Total assets	$1,164,673	$1,181,682

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$3,183	$3,083
Current portion of operating lease obligations	35,259	34,787
Accounts payable	75,281	68,986
Accounts payable to related parties	7,551	10,180
Accrued expenses and other current liabilities	24,298	23,674
Motor fuel and sales taxes payable	19,821	20,386
Total current liabilities	165,393	161,096
Debt and finance lease obligations, less current portion	786,674	753,880
Operating lease obligations, less current portion	111,946	118,723
Deferred tax liabilities, net	7,877	12,919
Asset retirement obligations	48,607	47,844
Interest rate swap contracts	430	3,535
Other long-term liabilities	51,925	52,934
Total liabilities	1,172,852	1,150,931

Commitments and contingencies (Note 11)

Preferred membership interests	29,073	27,744

Equity:
Common units— 38,027,194 and 37,983,154 units issued and outstanding at June 30, 2024 and December 31, 2023, respectively	(47,893)	(2,392)
Accumulated other comprehensive income	10,641	5,399
Total (deficit) equity	(37,252)	3,007
Total liabilities and equity	$1,164,673	$1,181,682

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating revenues (a)	$1,133,355	$1,145,396	$2,074,903	$2,161,555
Costs of sales (b)	1,028,593	1,047,672	1,888,793	1,981,772
Gross profit	104,762	97,724	186,110	179,783

Operating expenses:
Operating expenses (c)	55,825	49,798	107,853	95,421
General and administrative expenses	7,892	7,475	14,730	13,214
Depreciation, amortization and accretion expense	18,446	19,298	37,167	39,118
Total operating expenses	82,163	76,571	159,750	147,753
Gain (loss) on dispositions and lease terminations, net	5,578	6,700	(11,228)	4,933
Operating income	28,177	27,853	15,132	36,963
Other income, net	158	163	407	424
Interest expense	(14,208)	(10,683)	(24,749)	(22,695)
Income (loss) before income taxes	14,127	17,333	(9,210)	14,692
Income tax expense (benefit)	1,703	2,797	(4,094)	1,135
Net income (loss)	12,424	14,536	(5,116)	13,557
Accretion of preferred membership interests	672	615	1,329	1,216
Net income (loss) available to limited partners	$11,752	$13,921	$(6,445)	$12,341

Earnings (loss) per common unit
Basic	$0.31	$0.37	$(0.17)	$0.33
Diluted	$0.31	$0.36	$(0.17)	$0.32

Weighted-average common units:
Basic	38,027,194	37,952,950	38,010,739	37,946,676
Diluted	38,199,490	38,150,236	38,010,739	38,143,697

Supplemental information:
(a) includes excise taxes of:	$82,394	$76,191	$153,106	$146,075
(a) includes rent income of:	17,855	20,523	37,021	41,843
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,192	5,658	10,611	11,212
(c) includes rent expense of:	4,497	3,911	8,439	7,709

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(5,116)	$13,557
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	37,167	39,118
Amortization of deferred financing costs	968	2,325
Credit loss expense	81	37
Deferred income tax (benefit) expense	(5,100)	582
Equity-based employee and director compensation expense	574	1,123
Loss (gain) on dispositions and lease terminations, net	11,228	(4,933)
Changes in operating assets and liabilities, net of acquisitions	(5,079)	(4,546)
Net cash provided by operating activities	34,723	47,263

Cash flows from investing activities:
Principal payments received on notes receivable	81	107
Proceeds from sale of assets	10,733	4,533
Capital expenditures	(11,411)	(11,328)
Lease terminations payments to Applegreen, including inventory purchases	(25,517)	—
Net cash used in investing activities	(26,114)	(6,688)

Cash flows from financing activities:
Borrowings under revolving credit facilities	70,013	205,900
Repayments on revolving credit facilities	(36,500)	(50,546)
Repayments on the Term Loan Facility	—	(158,980)
Payments of finance lease obligations	(1,513)	(1,417)
Payments of deferred financing costs	(74)	(7,022)
Distributions paid on distribution equivalent rights	(130)	(111)
Income tax distributions paid on preferred membership interests	—	(119)
Distributions paid on common units	(39,905)	(39,843)
Net cash used in financing activities	(8,109)	(52,138)
Net increase (decrease) in cash and cash equivalents	500	(11,563)

Cash and cash equivalents at beginning of period	4,990	16,054
Cash and cash equivalents at end of period	$5,490	$4,491

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Gross profit:
Motor fuel	$39,289	$35,737	$65,326	$62,497
Merchandise	29,849	24,232	51,292	42,355
Rent	2,258	2,263	4,566	4,774
Other revenue	5,248	3,793	9,847	7,248
Total gross profit	76,644	66,025	131,031	116,874
Operating expenses	(48,631)	(39,874)	(91,762)	(75,956)
Operating income	$28,013	$26,151	$39,269	$40,918

Retail sites (end of period):
Company operated retail sites (a)	372	292	372	292
Commission agents (b)	217	190	217	190
Total system sites at the end of the period	589	482	589	482

Total retail segment statistics:
Volume of gallons sold	143,016	130,804	264,733	249,889
Same store total system gallons sold (c)	120,974	123,263	226,000	232,697
Average retail fuel sites	576	477	545	468
Margin per gallon, before deducting credit card fees and commissions	0.373	0.370	0.343	0.345

Company operated site statistics:
Average retail fuel sites	365	286	340	273
Same store fuel volume (c)	83,013	83,739	152,931	156,229
Margin per gallon, before deducting credit card fees	$0.397	$0.394	$0.365	$0.369
Same store merchandise sales (c)	$75,748	$75,719	$134,534	$133,872
Same store merchandise sales excluding cigarettes	$53,520	$52,630	$94,113	$91,897
Merchandise gross profit percentage	28.3%	29.0%	28.2%	28.4%

Commission site statistics:
Average retail fuel sites	211	191	205	195
Margin per gallon, before deducting credit card fees and commissions	$0.315	$0.320	$0.292	$0.297

(a) The increase in the company operated site count was primarily attributable to the conversion of certain lessee dealer and commission agent sites to company operated sites.

(b) The increase in the commission agent site count was primarily attributable to the conversion of certain lessee dealer sites to commission agent sites, partially offset by the conversion of certain commission agent sites to company operated sites.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales. Certain merchandise products have been transitioned from a gross profit model (whereby CrossAmerica owns the inventory and records sales and cost of sales) to a scan-based trading model (whereby a third party owns the inventory and CrossAmerica records a commission in other revenues). Same store merchandise sales for the three and six months ended June 30, 2024 were adjusted to gross it up for the sales that would have been recorded had CrossAmerica not changed models.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Gross profit:
Motor fuel gross profit	$16,639	$17,933	$31,241	$34,641
Rent gross profit	10,405	12,602	21,844	25,857
Other revenues	1,074	1,164	1,994	2,411
Total gross profit	28,118	31,699	55,079	62,909
Operating expenses	(7,194)	(9,924)	(16,091)	(19,465)
Operating income	$20,924	$21,775	$38,988	$43,444

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	618	641	618	641
Lessee dealers (c)	457	586	457	586
Total motor fuel distribution sites	1,075	1,227	1,075	1,227

Average motor fuel distribution sites	1,096	1,236	1,134	1,253

Volume of gallons distributed	192,111	218,131	376,136	419,992

Margin per gallon	$0.087	$0.082	$0.083	$0.082

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count was primarily attributable to the net loss of contracts, partially offset by divestitures of certain lessee dealer sites but with continued fuel supply.

(c) The decrease in the lessee dealer count was primarily attributable to the conversion of certain lessee dealer sites to company operated sites, including through the Applegreen Acquisition, and CrossAmerica's real estate rationalization effort.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss)	$12,424	$14,536	$(5,116)	$13,557
Interest expense	14,208	10,683	24,749	22,695
Income tax expense (benefit)	1,703	2,797	(4,094)	1,135
Depreciation, amortization and accretion expense	18,446	19,298	37,167	39,118
EBITDA	46,781	47,314	52,706	76,505
Equity-based employee and director compensation expense	369	562	574	1,123
(Gain) loss on dispositions and lease terminations, net (a)	(5,578)	(6,700)	11,228	(4,933)
Acquisition-related costs (b)	998	1,022	1,630	1,241
Adjusted EBITDA	42,570	42,198	66,138	73,936
Cash interest expense	(13,723)	(10,207)	(23,781)	(20,370)
Sustaining capital expenditures (c)	(1,926)	(1,436)	(3,568)	(3,485)
Current income tax expense (d)	(870)	(160)	(1,007)	(554)
Distributable Cash Flow	$26,051	$30,395	$37,782	$49,527
Distributions paid on common units	19,964	19,925	39,905	39,843
Distribution Coverage Ratio	1.30x	1.53x	0.95x	1.24x

(a) During the three months ended June 30, 2024, CrossAmerica recorded a $6.5 million net gain in connection with its ongoing real estate rationalization effort, partially offset by $0.9 million of net losses on lease terminations and asset disposals, including non-cash write-offs of deferred rent income. During the three months ended June 30, 2023, CrossAmerica recorded a $6.1 million net gain in connection with its ongoing real estate rationalization effort and a $0.6 million net gain on lease terminations and asset disposals.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes income tax incurred on the sale of sites.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.